EXHIBIT 11


                         MERCURY WASTE SOLUTIONS, INC.
                         COMPUTATION OF LOSS PER COMMON
                          AND COMMON EQUIVALENT SHARE

                                                         Nine          Nine
                                                         Months       Months
                                                         Ended        Ended
                                                     September 30, September 30,
                                                         1997         1996
                                                     ------------- -------------

Computation of weighted average number of common shares outstanding and common stock equivalent shares:

    Common shares outstanding at the beginning of
    the period                                           2,249,097    1,000,000

    Weighted average number of shares issued during
    the period                                             906,213       53,676

    Common equivalent shares attributed to stock
    options and warrant granted (A)                         45,887      182,966

    Common stock issued (B)                                308,787    1,066,324
                                                        ----------   ----------
        Weighted average number of common and common
        equivalent shares                                3,509,984    2,302,966
                                                        ==========   ==========

Net Income (loss)                                       $ (589,682)  $ (945,284)
                                                        ==========   ==========

Income (loss) per common and equivalent shares          $     (.17)  $    (0.41)
                                                        ==========   ==========

(A) All stock options and warrants are anti-dilutive, however, pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB 83), stock options and warrants granted with the exercise price below the assumed initial offering price during the twelve-month period preceding the date of the initial filing of the Registration Statement have been included in the calculation of common stock equivalent shares as if they were outstanding for all periods presented, using the treasury stock method.

(B) Pursuant to the Securities and Exchange Commission SAB 83, all stock issued at a price below the assumed initial offering price issued during the twelve-month period preceding the date of the initial filing of the Registration Statement has been included in the calculation of common stock as if it was outstanding for all periods presented.